Exhibit (2)D




                      AGREEMENT AND PLAN OF MERGER

                                BETWEEN

                           FNB CORPORATION

                                  AND

                     SALEM COMMUNITY BANKSHARES, INC.



                              July 31, 2001






                       AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of July 31, 2001 by and between FNB Corporation, a Virginia corporation with its principal office located in Christiansburg, Virginia ("FNB"), and Salem Community Bankshares, Inc., a Virginia corporation with its principal office located in Salem, Virginia ("SCB").

                                WITNESSETH:

     WHEREAS, FNB and SCB (together, the "Companies") desire to affiliate, so that First National Bank ("First National") and Salem Bank & Trust, National Association ("SB&T") (together, the "Banks") will be under the common control of FNB; and

     WHEREAS, FNB and SCB have agreed to the affiliation of their two companies through a merger under Virginia law, as a result of which SCB would merge with and into FNB and the shareholders of SCB would become shareholders of FNB, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

     WHEREAS, the Boards of Directors of the Companies each believe it is in the best interests of their respective corporations and their shareholders to affiliate as provided herein and that the respective shareholder values of FNB and SCB can be maximized over time through this affiliation; and

     WHEREAS, the Boards of Directors of the Companies each believe that the transaction contemplated in this Agreement is in the best interests of the communities they serve and of their respective employees; and

     WHEREAS, the Boards of Directors of the Companies each believe that after the affiliation the holding company structure should provide management and technical assistance and support for recruitment, training and retention of skilled officers and employees of the Banks in order to enable the combined organization to operate more efficiently; and

     WHEREAS, the respective Boards of Directors of the Companies have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:



                                 ARTICLE 1

                      The Merger and Related Matters

     1.1 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

          (a) the term "knowledge" when used with respect to a party shall mean the actual knowledge of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

          (b) the term "Material Adverse Effect or "Material Adverse Change", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes by SB&T); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Merger and related expenses associated with the transactions contemplated by this Agreement on the operating performance of the parties to this Agreement; and

          (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

          (d) the term "FNB Option Agreement: shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which FNB has an option to purchase shares of SCB Common Stock, which shall be executed immediately following execution of this Agreement.

     1.2 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.5 hereof, SCB will be merged with and into FNB (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.
     1.3 Name and Continuing Operations. Prior to the Merger, FNB intends to cause its subsidiary, Southwest Virginia Savings Bank, FSB, to convert to a national bank and change its name to FNB-Southwest and either in conjunction with the Merger or thereafter to cause FNB-Southwest to be merged into SB&T. The parties intend to evaluate mutually the propriety of operating certain offices with trade names. After the Effective Date, FNB shall continue to be headquartered in Christiansburg, Virginia, and SB&T shall continue to be headquartered in Salem, Virginia.

     1.4 Management of FNB and the Banks. The directors, officers and employees of the Banks will not change as a result of the Merger except that Julian D. Hardy, Jr. shall be appointed to the Board of SB&T. On the Effective Date, the number of Directors of FNB shall be increased by three members by adding one member in Class I whose term expires at the annual meeting of shareholders to be held in 2003, and by adding two members in Class III whose terms expire at the annual meeting of shareholders to be held in 2002. Walter A. Hunt shall be appointed to fill the vacancy created in Class I and Clark Owen, Jr. and Carl E. Tarpley, Jr. shall be appointed to fill the vacancies created in Class III. At the next annual meeting of shareholders of FNB, management of FNB will nominate and recommend to shareholders that those gentlemen be elected as a member of their respective classes. In addition, on the Effective Date, FNB shall assume the employment agreements between SB&T and Clark Owen, Jr. and Carl E. Tarpley, Jr. provided that such officers agree to amend such agreements to provide that the Merger shall not be treated as a "change of control" under such agreement and such agreements are further amended to terminate with each such officer's current stated date of intended retirement, but not later than such officer's 65th birthday. Any present director of SB&T who has obtained the age of 70 as of the Effective Date shall be eligible to serve for two additional one year terms on the board of SB&T after which time they shall be eligible to join the FNB Emeritus Board.

     1.5 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Merger shall take place at the offices of FNB in Christiansburg, Virginia or at such other place as may be mutually agreed upon by the parties. The Merger shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Merger (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of FNB and SCB, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 7.1(a) and 7.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. FNB and SCB shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

                               ARTICLE 2

                     Basis and Manner of Conversion
     2.1 Conversion of SCB Stock. At the Effective Date, by virtue of the Merger, each share of the common stock, without par value, of SCB ("SCB Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into either cash (the "Cash Consideration") or shares of common stock, par value $5.00 per share, of FNB ("FNB Common Stock") (the "Stock Consideration") which Stock Consideration together with the Cash Consideration (together, the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected in accordance with Section 2.3.

In the case that the Market Value of FNB Common Stock (as defined later in this Section 2.1) is equal to or greater than $17.55 per share and equal to or less than $21.45 per share, the Cash Consideration will be $26.49 per share and the Stock Consideration will equal shares of FNB Common Stock with a Market Value of $26.49. In the case that the Market Value of FNB Common Stock is greater than $21.45 and less than or equal to $23.00, the Stock Consideration will equal 1.235 shares of FNB Common Stock for each outstanding share of SCB Common Stock, and the Cash Consideration will be $26.49. In the case that the Market Value of FNB Common Stock is less than $17.55 and equal to or greater than $16.00, the Stock Consideration will equal 1.509 shares of FNB Common Stock for each outstanding share of SCB Common Stock, and the Cash Consideration will be $26.49.

The Market Value of FNB Common Stock will be the average of the last reported sales prices per share of FNB Common Stock as reported on the NASDAQ Exchange Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by FNB) for the 30 consecutive full trading days on such exchange (even if FNB Common Stock does not trade in each such day) ending at the close of trading on the tenth calendar day before the Effective Date (the "Market Value" and the "Measurement Period"). The ratio of shares of FNB's Common Stock that will be exchanged for each outstanding share of SCB Common Stock shall be referred to herein as the "Exchange Ratio" and shall be rounded to the nearest hundredth decimal point.

     2.2 Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of SCB in the Merger shall not be less than 20 percent of the Merger Consideration nor more than 35 percent of the Merger Consideration (the "Cash Amount"); provided that the Cash Amount may be changed by FNB to accommodate the exercise by FNB of its option to change the Cash Number and the Stock Number pursuant to the last sentence of this Section 2.2. As used in this Agreement, the "Cash Number" shall mean the aggregate number of shares of SCB Common Stock to be converted into the right to receive the Cash Consideration in the Merger, which shall be equal to the Cash Amount divided by $26.49. The number of shares of SCB Common Stock to be converted into the right to receive Stock Consideration (the "Stock Number") will be equal to
(i) the number of shares of SCB Common Stock issued and outstanding immediately prior to the Effective Date of the Merger less (ii) the sum of
(A) the Cash Number and (B) the aggregate number of shares of SCB Common Stock to be exchanged for cash pursuant to Section 3.3. FNB shall have the option to change the Cash Number and the Stock Number to more closely follow the actual elections of SCB shareholders pursuant to this Article 2, so long as such modification to the Cash Number and the Stock Number does not prevent the condition set forth in Section 7.1(d) from being satisfied.

     2.3 Election. Subject to allocation in accordance with the provisions of this Article, each record holder of shares of SCB Common Stock issued and outstanding immediately prior to the Election Deadline (as defined in Section 3.1(i)) will be entitled, in accordance with Section 3.1, (i) to elect to receive in respect of each such share held in such manner (A) Cash Consideration (a "Cash Election") or (B) Stock Consideration (a "Stock Election") thus, making an election for all Cash Consideration, all Stock Consideration, or a mixture thereof or (ii) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for all such shares held by such holder (a "Non-Election"). Shares of SCB Common Stock in respect of which a Non-Election is made or as to which no election is made (collectively, "Non-Election Shares") shall be deemed by FNB to be shares in respect of which Cash Elections or Stock Elections have been made, as FNB shall determine. Holders of record of shares of SCB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election (as hereinafter defined), provided that each such Form of Election covers all the shares of SCB Common Stock held by that Representative for a particular beneficial owner.

     2.4 Allocation of Cash Election Shares. In the event that the aggregate number of shares in respect of which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Number, all shares of SCB Common Stock in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), and Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

          (i) the number of Cash Election Shares covered by each Form of Election (as defined in Section 3.1(i)) to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number and (B) the denominator of which is the aggregate number of Cash Election Shares rounded down to the nearest whole number; and

          (ii) all Cash Election Shares not converted into Cash Consideration in accordance with Section 2.4(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

Provided, however, that cash in lieu of fractional interests and cash to be paid in connection with rights of dissenting shareholders, as provided in Sections 3.3 and 3.5, respectively, shall not be included in any determination of whether this Section 2.4 shall be given effect.

     2.5 Allocation of Stock Election Shares. In the event that the aggregate number of Stock Election Shares exceeds the Stock Number, all Cash Election Shares and all Non-Election Shares (together, the " Cash Shares") will be converted into the right to receive Cash Consideration, and all Stock Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

          (i) the number of Stock Election Shares covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number less the number of Cash Shares and (B) the denominator of which is the aggregate number of Stock Election Shares, rounded down to the nearest whole number; and

          (ii) all Stock Election Shares not converted into Cash Consideration in accordance with Section 2.5(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.6   No Allocation.  In the event that neither Section 2.4 nor Section
2.5 is applicable, all Cash Election Shares will be converted into the right to receive Cash Consideration, all Stock Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) and Non-Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) as the Exchange Agent shall determine.

     2.7 Computations. The Exchange Agent (as defined in Section 3.1(i)) will make all computations to give effect to this Article 2.

     2.8 Cancellation of Shares. As of the Effective Date of the Merger, all such shares of SCB Common Stock will no longer be outstanding and automatically be cancelled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of SCB Common Stock (a "SCB Certificate") will cease to have any rights with respect thereto, except the right to receive Merger Consideration and any additional cash in lieu of fractional shares of FNB Common Stock to be issued or paid in consideration therefor upon surrender of such SCB Certificate in accordance with Article 3, without interest, subject to rights of dissenting shareholders as provided under Section 3.5.
                               ARTICLE 3

                          Manner of Exchange

     3.1   Exchange Procedures.

          (i) Not more than 5 days after the Merger has been approved by the shareholders of FNB and SCB (the "Mailing Date"), Registrar and Transfer Company, as the exchange agent ("Exchange Agent"), will mail a form of election (the "Form of Election") to each shareholder of record of SCB as of a record date as close as practicable to the date of mailing and mutually agreed to by SCB and FNB. In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of SCB during the period between such record date and the Effective Date. Any election to receive Merger Consideration will have been properly made only if the Exchange Agent shall have received on the thirtieth
(30th) business day immediately after the Mailing Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a SCB Certificate ("Certificate(s)") for the shares to which such Form of Election relates, acceptable for transfer on the books of SCB (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m. on the Election Deadline. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent.

          (ii) As soon as reasonably practicable after the Effective Date, the Exchange Agent will mail to each holder of record of a Certificate, whose shares of SCB Common Stock were converted into the right to receive Merger Consideration and those who failed to return a properly completed Form of Election, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as the Exchange Agent may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

          (iii) With respect to properly made elections in accordance with
Section 3.1(i), and upon surrender in accordance with Section 3.1(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Article 2, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of SCB, as the case may be, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of FNB that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1, each Certificate will be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of Article
2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of Article 2.

     3.2 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of SCB Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SCB Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.3. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of SCB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of SCB Common Stock to which such holder is entitled pursuant to Section 3.3, and (ii) the amount of dividends or other distributions, if any, with a record date after the Effective Date.

     3.3 No Fractional Securities. No FNB Certificates or scrip representing fractional shares of FNB Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of FNB Common Stock. A holder of Shares converted in the Merger who would otherwise have been entitled to a fractional share of FNB Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the equivalent exchange value of FNB Common Stock in the Merger.

     3.4 Certain Adjustments. If, after the date hereof and on or prior to the Closing Date, the outstanding shares of SCB Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of SCB Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     3.5 Rights of Dissenting Shareholders. Shareholders of FNB and SCB who object to the Merger will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                  ARTICLE 4

                        Representation and Warranties
     4.1 Representations and Warranties of SCB. SCB represents and warrants to FNB as follows:

          (a) Organization, Standing and Power. (1) SCB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and SCB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. SCB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. SB&T is the only subsidiary of SCB and is wholly-owned by it, and is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured to the fullest extent allowed by law by the Federal Deposit Insurance Corporation.

               (2) Except as Previously Disclosed, neither SCB nor SB&T (collectively with SCB, the "SCB Companies") owns any equity securities of any other corporation or entity.

          (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of SCB, except the approval of shareholders. The Agreement has been approved by a unanimous vote of SCB's Board of Directors and represents the legal, valid, and binding obligation of SCB, enforceable against SCB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, merger, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by SCB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of SCB,
(ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the SCB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the SCB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 5.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the SCB Companies or any of their properties or assets.
          (c) Capital Structure. The authorized capital stock of SCB consists of 10,000,000 shares of SCB Common Stock, of which 1,497,356 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which SCB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws and options to purchase 54,513 shares of SCB Common Stock. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which SCB and any of the SCB Companies could be required or expected to issue shares of capital stock other than the FNB Option Agreement.

          (d) Ownership, Capital Structure, and Organization of SB&T. (1) SCB does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except SB&T. The outstanding shares of capital stock of SB&T have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are owned by SCB free and clear of all liens, claims and encumbrances and were not issued in violation of any agreement or of any regulation or qualification provisions of federal or state securities laws. No rights are authorized, issued or outstanding with respect to the capital stock of SB&T and there are no agreements, understandings or commitments relating to the right of SCB to vote or to dispose of said shares. None of the shares of capital stock of SB&T has been issued in violation of the preemptive rights of any person.

               (2) SB&T is a duly organized national bank, validly existing and in good standing under applicable laws. SB&T (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SCB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of SCB on a consolidated basis. SB&T has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on its business.

          (e) Financial Statements. SCB's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, and all other documents filed or to be filed subsequent to December 31, 2000 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "SCB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the SCB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date. Each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the SCB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (f) Absence of Undisclosed Liabilities. At December 31, 2000, and at any subsequent date reflected in such Financial Statements, none of the SCB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the SCB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

          (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of SCB, threatened or probable of assertion against any of the SCB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of SCB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the SCB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of SCB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the SCB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the SCB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of SCB, the SCB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

          (h) Regulatory Approvals. SCB knows of no reason why the regulatory approvals referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 7.1(b). SB&T is in material compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and currently has a CRA rating of satisfactory or better. To the knowledge of SCB, there is no fact or circumstance or set of facts or circumstances that would cause SB&T to fail to comply with such provisions or cause the rating of SB&T to fall below satisfactory.

          (i) Labor Relations. None of the SCB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (j) Tax Matters. The SCB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the SCB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the SCB Financial Statements, there are no federal, state or local tax liabilities of the SCB Companies other than liabilities that have arisen since December 31, 2000, all of which have been properly accrued or otherwise provided for on the books and records of the SCB Companies. Except as Previously Disclosed, no tax return or report of any of the SCB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the SCB Companies by any taxing authority.

          (k) Property. Except as disclosed or reserved against in the SCB Financial Statements, all of the SCB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the SCB Financial Statements as being owned by the SCB Companies as of the dates thereof. To the best knowledge of SCB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the SCB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, merger, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the SCB Companies are, to the best knowledge of SCB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no defects therein.

          (l) Reports. Since January 1, 1999, the SCB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, the Comptroller of the Currency ("OCC"), and any other governmental or regulatory authority or agency having jurisdiction over their operations.

          (m) Employee Benefit Plans. (1) SCB will deliver for FNB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all cafeteria or flexible benefits plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans and any related trust or other funding instrument, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SCB or SB&T for the benefit of current or former employees, retirees or other beneficiaries eligible to participate (collectively, the "SCB Benefit Plans"). Any of the SCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SCB ERISA Plan." No SCB Benefit Plan is or has been a "multiemployer plan," as defined in
Section 3(37) of ERISA or a plan subject to the minimum funding standards of
Section 3(3)) of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "IRC").

               (2) Except as Previously Disclosed, all SCB Benefit Plans are in compliance with the applicable terms of ERISA, the IRC and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to SCB on a consolidated basis. In the case of any plan intended to be qualified under IRC Section 401, compliance with such qualification requirements shall mean the receipt of a current, favorable determination letter from the Internal Revenue Service based on laws changes effective through 1994 and operation of the plan in accordance with its terms or in accordance with any subsequently enacted law for which the remedial amendment period has not yet ended.

          (n) Investment Securities. Except as Previously Disclosed and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the SCB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the SCB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

          (o) Certain Contracts. (1) Except as Previously Disclosed, neither SCB nor any SCB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SCB or SB&T or the guarantee by SCB or SB&T of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SCB or SB&T and any director or officer of SCB or SB&T, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SCB or SB&T and any 5 percent or more shareholder of SCB; in each case other than agreements entered into in the ordinary course of the banking business of SCB or SB&T consistent with past practice.

               (2) Neither SCB or SB&T, nor to the knowledge of SCB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from SCB or SB&T in the ordinary course of its business.

          (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the SCB Companies has previously been furnished to FNB; and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by SCB. The SCB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the SCB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the SCB Companies has knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any denial of full coverage in accordance with policy terms (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the SCB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

          (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Merger or the financial condition of SCB, to SCB's best knowledge each loan reflected as an asset in the SCB Financial Statements or the financial statements of SB&T (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by SCB and SB&T comply therewith.
               (2) The classification on the books and records of SCB and SB&T of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification ("Classified Assets"), complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles. The level of Classified Assets do not now nor will they as of the Effective Date exceed 35 percent of the tier one capital of SB&T, plus its allowance for loan and lease losses.
               (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the SCB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed; and neither SCB nor SB&T has been received any notice of denial of any such claim.

               (4) SCB and SB&T are in possession of all of the OREO; or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon; and SCB and/or SB&T are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of SCB and SB&T, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

               (5) Except as Previously Disclosed, all loans made by any of the SCB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

               (6) The allowance for possible loan losses shown on the SCB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of SCB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the SCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SCB.

          (r) Absence of Material Changes and Events. Since December 31, 2000, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or SCB or SB&T, nor has there been any downgrade in the composite examination rating issued by the OCC as a result of the most recent OCC examination below the current rating for First National, as communicated to it orally following its recent examination; and SCB and SB&T have each conducted its business only in the ordinary course consistent with past practice.

          (s) Statements True and Correct. None of the information supplied or to be supplied by SCB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to SCB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the SCB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SCB Shareholders' Meeting. All documents that SCB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

          (t) Brokers and Finders. Neither SCB nor SB&T, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Davenport & Company, LLC.

          (u) Repurchase Agreements. With respect to all agreements pursuant to which SCB or SB&T has purchased securities subject to an agreement to resell, if any, SCB or SB&T, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (v) Administration of Trust Accounts. SCB and SCB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of SCB and SCB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither SCB nor a SCB Subsidiary, nor any director, officer or employee of SCB or a SCB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of SCB, or a SCB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

          (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of SCB's knowledge, neither SCB nor SB&T owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SCB and SB&T is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SCB and SB&T, the premises on which the leasehold is situated. Neither SCB nor SB&T has received any Communication alleging that SCB or SB&T is not in such compliance and, to the best knowledge of SCB and SB&T, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

               (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SCB and SB&T of any liability arising under any Environmental Laws pending or, to the best knowledge of SCB and SB&T, threatened against (A) SCB or SB&T, (B) any person or entity whose liability for any Environmental Claim, SCB or SB&T has or may have retained or assumed either contractually or by operation of law, or
(C)any real or personal property which SCB or SB&T owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of SCB. SCB and SB&T are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

               (3) To the best knowledge of SCB and SB&T, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SCB or SB&T of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SCB or SB&T holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SCB. SCB and SB&T are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

               (4) With respect to all real and personal property owned or leased by SCB or SB&T, other than OREO, SCB has made available to FNB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by SCB or SB&T and all real or personal property which SCB or SB&T has been or is judged to have managed or to have supervised or participated in the management of, SCB has made available to FNB the information relating to such OREO available to SCB. SCB and SB&T are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

               (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any known release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SCB or SB&T or against any person or entity whose liability for any Environmental Claim SCB or SB&T has or may have retained or assumed either contractually or by operation of law.

     4.2 Representations and Warranties of FNB. FNB represents and warrants to SCB as follows:
          (a) Organization, Standing and Power. (1) FNB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. FNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. First National Bank, a wholly owned subsidiary of FNB, is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Its deposits are insured to the fullest extent allowed by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

               (2) FNB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof) (the "FNB Subsidiaries" and, collectively with FNB, the "FNB Companies"). Except as Previously Disclosed, none of the FNB Companies owns any equity securities of any other corporation or entity.

          (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of FNB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of FNB, enforceable against FNB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, merger, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by FNB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FNB,
(ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the FNB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the FNB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FNB Companies or any of their properties or assets.

          (c) Capital Structure. The authorized capital stock of FNB consists of: 10,000,000 shares of common stock, par value $5.00 per share ("FNB Common Stock), of which 4,388,708 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which FNB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of FNB Common Stock to be issued in exchange for shares of SCB Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which FNB and any of the FNB Companies could be required or expected to issue shares of capital stock. None of the shares of capital stock of FNB has been issued in violation of the preemptive rights of any person.

          (d) Ownership of the FNB Subsidiaries; Capital Structure of FNB Subsidiaries; and Organization of the FNB Subsidiaries. (1) FNB does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed.
The outstanding shares of capital stock of each FNB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable; and all such shares are owned by FNB or an FNB Subsidiary free and clear of all liens, claims and encumbrances and were not issued in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. No rights are authorized, issued or outstanding with respect to the capital stock of any FNB Subsidiary; and there are no agreements, understandings or commitments relating to the right of FNB to vote or to dispose of the shares of any such subsidiary. None of the shares of capital stock of any FNB Subsidiary has been issued in violation of the preemptive rights of any person.

               (2) Each FNB Subsidiary is a duly organized corporation or association, validly existing and in good standing under applicable laws. Each FNB Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of FNB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of FNB on a consolidated basis. Each FNB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such FNB Subsidiary.

          (e) Financial Statements. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and all other documents filed or to be filed subsequent to December 31, 2000 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "FNB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the FNB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date. Each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the FNB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (f) Absence of Undisclosed Liabilities. At December 31, 2000, and at any subsequent date reflected in such Financial Statements, none of the FNB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the FNB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

          (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of FNB, threatened or probable of assertion against any of the FNB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of FNB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the FNB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of FNB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the FNB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the FNB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of FNB, the FNB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

          (h) Regulatory Approvals. FNB knows of no reason why the regulatory approvals referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 7.1(b). First National is in material compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and currently has a CRA rating of satisfactory or better. To the knowledge of FNB, there is no fact or circumstance or set of facts or circumstances that would cause First National to fail to comply with such provisions or cause the rating of First National to fall below satisfactory.

          (i) Labor Relations. None of the FNB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (j) Tax Matters. The FNB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the FNB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the FNB Financial Statements, there are no federal, state or local tax liabilities of the FNB Companies other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of the FNB Companies. Except as Previously Disclosed, no tax return or report of any of the FNB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the FNB Companies by any taxing authority.

          (k) Property. Except as disclosed or reserved against in the FNB Financial Statements, all of the FNB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the FNB Financial Statements as being owned by the FNB Companies as of the dates thereof. To the best knowledge of FNB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the FNB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, merger, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the FNB Companies are, to the best knowledge of FNB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

          (l) Reports. Since January 1, 1999, the FNB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

          (m) Employee Benefit Plans. (1) FNB will deliver for SCB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all cafeteria or flexible benefits plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans and any related trust or other funding instrument, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FNB or any FNB Subsidiary for the benefit of current or former employees, retirees or other beneficiaries eligible to participate (collectively, the "FNB Benefit Plans"). Any of the FNB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FNB ERISA Plan." No FNB Benefit Plan is or has been a "multiemployer plan," as defined in Section 3(37) of ERISA.

               (2) Except as Previously Disclosed, all FNB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to FNB on a consolidated basis. In the case of any plan intended to be qualified under IRC Section 401, compliance with such qualification requirements shall mean the receipt of a current, favorable determination letter from the Internal Revenue Service based on laws changes effective through 1994 and operation of the plan in accordance with its terms or in accordance with any subsequently enacted law for which the remedial amendment period has not yet ended.

               (3) No FNB ERISA Plan which is subject to the minimum funding standards of Section 302 of ERISA or IRC Section 412 has any "unfunded current liability," as that term is defined in Section
302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan which is a "defined benefit plan," as that term is defined in
Section 3(35) of ERISA, exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.


          (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the FNB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the FNB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

          (o) Certain Contracts. (1) Except as Previously Disclosed, neither FNB nor any FNB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FNB or any FNB Subsidiary or the guarantee by FNB or any FNB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between FNB or any FNB Subsidiary and any director or officer of FNB or any FNB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between FNB or any FNB Subsidiary and any 5 percent or more shareholder of FNB; in each case other than agreements entered into in the ordinary course of the banking business of FNB or a FNB Subsidiary consistent with past practice.

               (2) Neither FNB or any FNB Subsidiary, nor to the knowledge of FNB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from FNB or a FNB Subsidiary in the ordinary course of its business.

          (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the FNB Companies has previously been furnished to SCB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FNB. The FNB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the FNB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the FNB Companies has knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any denial of full coverage in accordance with policy terms (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the FNB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

          (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Merger or the financial condition of FNB, to FNB's best knowledge each loan reflected as an asset in the FNB Financial Statements or the financial statements of any FNB Subsidiary (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by FNB and the FNB Subsidiaries comply therewith.

               (2) The classification on the books and records of FNB and each FNB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles. The level of Classified Assets do not now nor will they as of the Effective Date exceed 35 percent of the tier one capital of First National, plus its allowance for loan and lease losses.

               (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the FNB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed; and neither FNB nor any FNB Subsidiary has been received any notice of denial of any such claim.

               (4) FNB and each FNB Subsidiary are in possession of all of the OREO; or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and FNB and/or each FNB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of FNB and each FNB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

               (5) Except as Previously Disclosed, all loans made by any of the FNB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

               (6) The allowance for possible loan losses shown on the FNB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of FNB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the FNB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FNB.

          (r) Absence of Material Changes and Events. Since December 31, 2000, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of FNB, nor has there been any downgrade in the composite examination rating issued by the OCC as a result of the most recent OCC examination below the current rating for SB&T; and FNB has conducted its business only in the ordinary course consistent with past practice.

          (s) Statements True and Correct. None of the information supplied or to be supplied by FNB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to SCB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the SCB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SCB Shareholders' Meeting. All documents that FNB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

          (t) Brokers and Finders. Neither FNB nor any FNB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for The Carson Medlin Company.

          (u) Repurchase Agreements. With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement; and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (v) Administration of Trust Accounts. FNB and FNB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of FNB and FNB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FNB nor a FNB Subsidiary, nor any director, officer or employee of FNB or a FNB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of FNB, or a FNB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

          (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of FNB's knowledge, neither FNB nor any FNB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of FNB and the FNB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of FNB and the FNB Subsidiaries, the premises on which the leasehold is situated. Neither FNB nor any FNB Subsidiary has received any Communication alleging that FNB or such FNB Subsidiary is not in such compliance and, to the best knowledge of FNB and the FNB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

               (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FNB and the FNB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of FNB and the FNB Subsidiaries, threatened against
(A) FNB or any FNB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, FNB or any FNB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which FNB or any FNB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of FNB. FNB and the FNB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

               (3) To the best knowledge of FNB and the FNB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FNB or any FNB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which FNB or any FNB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of FNB. FNB and the FNB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

               (4) With respect to all real and personal property owned or leased by FNB or any FNB Subsidiary, other than OREO, FNB has made available to SCB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by FNB or any FNB Subsidiary and all real or personal property which FNB or any FNB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, FNB has made available to SCB the information relating to such OREO available to FNB. FNB and the FNB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

               (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against FNB or any FNB Subsidiary or against any person or entity whose liability for any Environmental Claim FNB or any FNB Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                 ARTICLE 5

                    Conduct Prior to the Effective Date

     5.1 Access to Records and Properties. Each party will keep the other party advised of all material developments relevant to its respective business prior to consummation of the Merger. Prior to the Effective Date, FNB, on the one hand, and SCB on the other, shall give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and shall cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

     5.2 Confidentiality. From the date of this Agreement through the Effective Date, FNB and SCB each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by, necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, the provisions hereof will continue in effect, and each party will return to the other or destroy such written information.

     5.3   Registration Statement, Proxy Statement and Shareholder Approval.

          (a) The Boards of Directors of SCB and FNB each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger (the "SCB Shareholders' Meeting" and the "FNB Shareholders' Meeting," respectively); and, subject to the fiduciary duties of the Board of Directors of SCB and of FNB (as advised in writing by its counsel), SCB and FNB each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Merger and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose. Each member of the Boards of Directors of SCB and FNB shall vote all shares of SCB Common Stock and FNB Common Stock under his or her control (and not held in a fiduciary capacity) in favor the Merger; and SCB and FNB shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. FNB and SCB will prepare jointly the proxy statement/prospectus to be used in connection with the SCB Shareholders' Meeting and the FNB Shareholders' Meeting (the "Joint Proxy Statement").
FNB will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by SCB relating to the SCB Companies and by FNB relating to the FNB Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

          (b) FNB shall use its reasonable best efforts to cause Brown Edwards & Company, its independent public accounting firm, to deliver to SCB and SCB shall use its reasonable best efforts to cause KMPG, its independent public accounting firm, to deliver to FNB and to its officers and directors who sign the Registration Statement for the Merger, a "comfort letter" or "agreed upon procedure letter" in form customarily issued by such accountants at such time in transactions of this type dated (a) the date of the mailing of the joint proxy statement for the SCB shareholders' meeting and the date of mailing of the joint proxy statement for the FNB shareholders' meeting, respectively, and (b) a date not earlier than fourteen
(14) days preceding the date of the Merger Closing.

     5.4   Operation of the Business of FNB and SCB.

          (a) From the date hereof to the Effective Date, SCB and FNB will operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, will use their best efforts to preserve intact their relationships with persons having business dealings with them.

          (b) Without limiting the generality of the foregoing, SCB shall not, and will cause SB&T not to, without the prior written consent of FNB:

               (1) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, other than as provided in the FNB Option Agreement, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that SCB may issue shares of common stock pursuant to options granted or issued prior to the date hereof;

               (2) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

               (3) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to FNB;

               (4) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit or any employment or consulting agreement.

               (5) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value;

               (6) Except as permitted by Section 5.4(b)(1) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

               (7)   Knowingly waive any right of substantial value;

               (8) Enter into material transactions otherwise than in the ordinary course of its business;

               (9) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

               (10) Propose or take any other action which would make any representation or warranty in Section 4.1 hereof untrue.

     5.5 Dividends. SCB may declare and pay only regular periodic cash dividends in the ordinary course of business consistent with past practice, equal to an annual dividend of $0.50 per share of SCB Common Stock, from the date of this Agreement through the Effective Date.

     5.6 No Solicitation. Without the prior written consent of FNB, SCB shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquires or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as hereinafter defined); provided, however, that nothing contained in this Section 5.6 shall prohibit the Board of Directors of SCB from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (A) the Board of Directors of SCB concludes in good faith, after consultation with and consideration of the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would constitute a breach of its fiduciary duties to shareholders under applicable law, (B) prior to taking such action, SCB receives from such person or entity an executed confidentiality agreement and (C) the Board of Directors of SCB concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein. SCB shall immediately notify FNB orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry.

For purposes of this Agreement, "Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of the assets of an entity.

     5.7 Regulatory Filings. FNB and SCB shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. FNB and SCB shall use their best efforts to obtain approvals of such filings.

     5.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

     5.9 Notice of Breach. FNB and SCB will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause, constitute or result in a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

     5.10 Accounting Treatment. FNB and SCB acknowledge that the Merger shall be accounted for as a purchase under generally accepted accounting principles.

     5.11   Merger Consummation.   Subject  to the  terms and conditions of
this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper, desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date, consistent with Section 1.5 herein, and to otherwise permit consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end. Each of FNB and SCB shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     5.12 FNB Acquisition Transaction. Nothing contained in this Agreement shall prevent FNB from entering into an Acquisition Transaction with a third party so long as FNB and its successors comply with the terms of the Merger with SCB.

     5.13 Affiliate Agreements. SCB shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of SCB under Rule 145 of the Securities Act to deliver to FNB as soon as practicable, and prior to the mailing of the Proxy Statement/Prospectus, executed letter agreements in the form of Exhibit B attached hereto.

     5.14 Exchange Listing. FNB shall use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Exchange, subject to official notice of issuance, the shares of FNB Common Stock to be issued to the holders of SCB Common Stock pursuant to the Merger; and FNB shall give all notices and make all filings with NASDAQ required in connection with the transaction contemplated herein.

     5.15 Financing. Nothing herein shall prevent FNB from obtaining financing in an amount sufficient to pay the Cash Consideration. It is presently anticipated that FNB shall form a trust under its exclusive control to issue trust preferred securities and use the proceeds from the sale of the trust preferred securities to purchase junior subordinated debt securities issued by FNB. As contemplated, this financing will total up to an amount that qualifies for Tier 1 capital treatment for FNB, calculated as of the Effective Date of the Merger.

                                ARTICLE 6

                         Additional Agreements

     6.1 Treatment of Stock Options. (a) On the Effective Date, all rights with respect to SCB Common Stock pursuant to stock options ("SCB Options") granted by SCB in compliance herewith under a SCB stock option plan ("SCB Stock Option Plan") which are outstanding on the Effective Date, whether or not they are exercisable, shall expire as provided in such SCB Stock Option Plan, and all holders of SCB Options shall be given at least 30 days prior to the Effective Date to exercise their respective Options. All such SCB Options not exercised, including those which expire as of July 31, 2001 (not to exceed Options for an aggregate of 54,513 shares of SCB Common Stock) shall be exchanged for cash on the Effective Date in the amount by which $26.49 exceeds the Option exercise price.

     6.2   Benefit Plans.

          (a) After consummation of the Merger, at the option of FNB (which may be applied on a plan by plan or program by program basis) and subject to FNB's best efforts, employees of SCB and SB&T shall be entitled to participate either (x) in one or more combined plans or programs of FNB and SCB on substantially the same basis as similarly situated employees of FNB or First National (taking into account all applicable factors, including but not limited to position, employment classification, age, length of service, pay, part time or full time status, and the like, as well as changes made in such plans and programs in the future), or (y) in plans and programs which, subject to changes required by applicable laws or by limitations imposed by insurance companies providing plan benefits, are comparable to (or a continuation of), and provide for participation on substantially the same basis, as SCB's employee benefit plans and programs currently in effect. If and to the extent option (x) is effectuated:

               (1) (A) Coverage under FNB's plans and programs shall be available to each employee of SCB and SB&T and his or her dependents without regard to any waiting period, evidence or requirement of insurability, actively at work requirement or preexisting condition exclusion or limitation (except to the extent and in the manner any such waiting period, evidence or requirement of insurability, actively at work requirement or exclusion or limitation applies to such employee or dependents immediately prior to the effectuation of option (x)) and (B) amounts paid or payable by employees for health care expenses for the portion of the annual benefit period prior to the date as of which option (x) becomes effective shall be credited in satisfaction of any deductible requirement and any out-of-pocket limit for the balance of the annual benefit period which includes such date.

               (2) FNB shall treat service with SCB and SB&T before the consummation of the Merger as service with FNB for purposes of eligibility to begin participation and vesting (but not benefit accruals, except in the case of a continuation of any plan maintained by SCB or SB&T) for purposes of all employee benefit and seniority based plans and programs, including but not limited to annual, sick and personal leave accruing following the consummation of the Merger.

Nothing contained in this Section is intended to provide any third party beneficiary rights to any current or former employee, or any spouse or dependent thereof, of SCB, SB&T, FNB or any FNB Subsidiary, except as otherwise required by ERISA or other applicable law (determined without regard to third party beneficiary contract law).

          (b) Except to the extent individually negotiated replacement contracts or settlement agreements are entered into, FNB shall honor all employment severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by SCB on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have been previously delivered by SCB to FNB.

     6.3 Indemnification. Following the Effective Date, FNB shall indemnify and hold harmless any person who has rights to indemnification from SCB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and SCB's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. Any such person who has rights to indemnification pursuant to this Section 6.3 is expressly made a third party beneficiary of this Section 6.3 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, FNB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between FNB and the indemnified party. FNB shall use its reasonable best efforts to maintain SCB's existing directors' and officers' liability policy, or some other policy, including FNB's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of SCB for a period of five years after the Effective Date on terms no less favorable than those in effect on the date hereof.

                                 ARTICLE 7

                         Conditions to the Merger

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each of FNB and SCB to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or as to subparagraphs (d) and (e) hereof, the waiver), at or prior to the Effective Date, of the following conditions:

          (a) Shareholder Approval. Shareholders of SCB and of FNB shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law.

          (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of either FNB or SCB.

          (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

          (d) Tax Opinion. FNB and SCB shall have received an opinion of Troutman Sanders Mays & Valentine LLP, or other counsel reasonably satisfactory to FNB and SCB, to the effect that the Merger will constitute a merger within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of SCB to the extent they receive FNB Common Stock solely in exchange for their SCB Common Stock in the Merger.

          (e) Opinions of Counsel. SCB shall have delivered to FNB and FNB shall have delivered to SCB opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

          (f) Legal Proceedings. Neither FNB nor SCB shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     7.2 Conditions to Obligations of FNB. The obligations of FNB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties contained herein of SCB shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and FNB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of SCB dated the Effective Date, to such effect.

          (b) Performance of Obligations. SCB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and FNB shall have received a certificate signed by the Chief Executive Officer of SCB to that effect.

          (c) Affiliate Letters. Each director and shareholder of SCB who may be deemed by counsel for FNB to be an "affiliate" of SCB within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered the Affiliate Letters described in Section 5.13 hereof.

          (d) Investment Banking Letter. FNB shall have received a written opinion in form and substance satisfactory to FNB from The Carson Medlin Company addressed to FNB and dated the date of the Proxy Statement/Prospectus is mailed to shareholders of FNB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB.

     7.3 Conditions to Obligations of SCB. The obligations of SCB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties contained herein of FNB shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and SCB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of FNB dated the Effective Date, to such effect.

          (b) Performance of Obligations. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and SCB shall have received a certificate signed by the Chief Executive Officer of FNB to that effect.

          (c) Investment Banking Letter. SCB shall have received a written opinion in form and substance satisfactory to SCB from Davenport & Company LLC addressed to SCB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of SCB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to SCB.

                                ARTICLE 8

                               Termination
     8.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of FNB and SCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

          (a) By the mutual consent of the Boards of Directors of FNB and SCB;

          (b) By the respective Boards of Directors of FNB or SCB if the conditions set forth in Section 7.1 have not been satisfied;

          (c) By the Board of Directors of FNB if the conditions set forth in Section 7.2 have not been met or waived by FNB;

          (d) By the Board of Directors of SCB if the conditions set forth in Section 7.3 have not been met or waived by SCB;

          (e) By the respective Boards of Directors of FNB or SCB if the Merger is not consummated by June 1, 2002.

          (f) By the Board of Directors of SCB, within five business days after the end of the Measurement Period (as defined in Section 2.1), if the Market Value of FNB Common Stock (as defined in Section 2.1) is less than $16.00; provided, however, that if within five calendar days after receipt of notice of termination pursuant to this paragraph 8.1(f), FNB provides written notice to SCB that it shall increase the Exchange Ratio to an amount (rounded to the nearest one-thousandth) so as to provide the same Stock Consideration that would be received were the Market Value equal to $16.00 per share, no termination shall be deemed to have occurred pursuant to this Section 8.1(f); and this Agreement shall remain in full force and effect in accordance with its terms (except the Exchange Ratio shall have been so increased).

          (g) By the Board of Directors of FNB, within five business days after the end of the Measurement Period (as defined in Section 2.1), if the Market Value of FNB Common Stock (as defined in Section 2.1) is greater than $23.00; provided, however, that if within five calendar days after receipt of notice of termination pursuant to this paragraph 8.1(g), SCB provides written notice to FNB that it will agree to decrease the Exchange Ratio to an amount (rounded to the nearest one-thousandth) so as to provide the same Stock Consideration that would be received were the Market Value equal to $23.00 per share, no termination shall be deemed to have occurred pursuant to this
Section 8.1(g); and this Agreement shall remain in full force and effect in accordance with its terms (except the Exchange Ratio shall have been so decreased).

          (h) By the respective Boards of Directors of FNB or SCB if a Termination Event occurs under Section 8.4(b) with respect to the other party.

     8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 5.2, and all of Sections 5.8 and 8.4 shall survive any such termination, and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement. The FNB Option Agreement shall be governed by its own terms.

     8.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.3, 1.4, Article 2, Article 3, 6.2, 6.3, 8.4 and Article 9 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive FNB or SCB (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either FNB or SCB.

     8.4   Expenses.

          (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, provided that printing expenses shall be shared equally between FNB and SCB.

          (b) In the event that either FNB or SCB terminates this Agreement based on the occurrence of a Termination Event (as defined below), the non-terminating party shall pay to the terminating party a termination fee of Two Hundred Fifty Thousand Dollars ($250,000.00) in cash within five business days after written notice of such termination. For the purposes of this Agreement, a "Termination Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) the non-terminating party, without having received the prior written consent of the terminating party, shall have entered into an agreement with any person pursuant to which such person (A) acquires, merges or consolidates, or enters into any similar transaction, with the non-terminating party, (B) purchases, leases or otherwise acquires all or substantially all of the assets of the non-terminating party, or
(C) purchases or otherwise acquires directly from the non-terminating party securities representing 10 percent or more of the voting power of the non-terminating party;

               (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20 percent or more of the outstanding shares of the Common Stock of the non-terminating party after the date hereof (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder);

               (iii) any person shall have made a bona fide proposal to the non-terminating party by public announcement or written communication that is or becomes the subject of public disclosure to acquire the non-terminating party by merger, shares exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of the non-terminating party vote not to approve the Agreement; except that

               (iv) an Acquisition Transaction permitted by Section 5.12 shall not be a Termination Event with respect to FNB.

Notwithstanding the foregoing, the non-terminating party shall not be obligated to pay to the terminating party the termination fee described in this Section 8.4(b) in the event that at or prior to such time as such fee becomes payable (other than as a result of such Termination Event), (i) FNB and SCB validly terminate this Agreement pursuant to Section 8.1(a), or
(ii) FNB or SCB validly terminates this Agreement pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.1(f) or 8.1(g). Upon payment of the termination fee and any other amounts that may be due hereunder, this Agreement shall be deemed terminated.

          (c) In addition to the fee provided in Subparagraph 8.4(b), if this Agreement is terminated by FNB or SCB because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such reasonable and documented costs and expenses of the other party actually incurred, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

          (d) Except for the payment of the termination fee which shall be paid as required by Section 8.4(b), final settlement with respect to the payment of other fees and expenses by the parties shall be made within 30 days after the termination of this Agreement.

                                ARTICLE 9

                           General Provisions

     9.1 Entire Agreement. This Agreement contains the entire agreement between FNB and SCB with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

     9.2 Waiver and Amendment. Except as otherwise provided herein, any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. This Agreement may be amended or supplemented by written agreement duly executed by the parties hereto at any time, whether before or after the meetings of SCB and FNB shareholders referred to in Section 7.1(a) hereof, as provided in Section 13.1- 718(I) of the Code of Virginia (1950), as amended.

     9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.
     9.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

     9.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or sent by recognized overnight courier service or registered or certified mail, postage prepaid, addressed as follows:

If to FNB:

J. Daniel Hardy, Jr. , President
FNB Corporation
105 Arbor Drive
P. O. Box 600
Christiansburg, Virginia  24068
(Tel.  540-382-6041)
(Fax:  540-381-6768)

Copies to:

Peter A. Seitz, Esquire
First National Bank
P. O. Box 600
Christiansburg, Virginia  24073
(Tel.  540-382-4951)
(Fax:  540-381-6768)

Fred W. Palmore, III, Esquire
Mays & Valentine, L.L.P.
1111 East Main Street, 23rd Floor (23219)
P. O. Box 1122
Richmond, Virginia  23218-1122
(Tel.  804-697-1396)
(Fax:  804-697-1339)

If to SCB:

Clark Owen, President
Salem Community Bankshares, Inc.
220 East Main Street
Salem, VA  24153
(Tel:  540-387-0223)
(Fax: 540-387-2971)

Copy to:

Eugene E. Derryberry
Gentry Locke Rakes & Moore
800 SunTrust Plaza
P.O. Box 40013
Roanoke, VA  24022
(Tel.  540-983-9310)
(Fax: 540-983-9400)

     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

     9.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. A court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to be valid and enforceable, consistent with the intent of the parties hereto.

     9.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the Subsidiaries of the party making such representations, warranties, and covenants.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                        FNB Corporation





                                        By:
                                        J. Daniel Hardy, Jr.
                                        President and Chief Executive Officer

ATTEST:



/s/
Secretary

                                       Salem Community Bankshares, Inc.



                                      By:
                                      Clark Owen, Jr.
                                      President and Chief Executive Officer



ATTEST:



/s/
Secretary



                      CERTIFICATE OF THE DIRECTORS OF
                    SALEM COMMUNITY BANCSHARES, INC. AND
                 SALEM BANK AND TRUST, NATIONAL ASSOCIATION


Reference is made to the Agreement and Plan of Merger, dated as of July __, 2001 (the "Agreement"), among Salem Community Bankshares, Inc. ("SCB") and FNB Corporation. Capitalized terms used herein have the meanings given to them in the Agreement.

Each of the following persons, being all of the directors of SCB and Salem Bank & Trust, National Association, express their intention to vote or cause to be voted all shares of SCB common stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.